SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Mindspeed Technologies Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    602682106
                                 (CUSIP Number)

                                 April 18, 2008
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ] Rule 13d-1(b)

         [ X ] Rule 13d-1(c)

         [   ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G

CUSIP No. 602682106                                                PAGE 2 OF 12


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(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       Polar Securities Inc.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                   (a) [X]
                                                                   (b) [ ]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                 Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                          -0-
SHARES            -------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                          6,277,946
OWNED BY          -------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                          -0-
REPORTING         -------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                          6,277,946
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                          6,277,946
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                          5.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                          IA
------------------------------------------------------------------------------

Schedule 13G

CUSIP No. 602682106                                               PAGE 3 OF 12


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  Altairis Investments
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [X]
                                                                   (b) [ ]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                 Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                          -0-
SHARES            -------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                          435,256
OWNED BY          -------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                          -0-
REPORTING         -------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                          435,256
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY
                  OWNED BY EACH REPORTING PERSON
                                          435,256
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                          0.4%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                          CO
------------------------------------------------------------------------------

Schedule 13G

CUSIP No. 602682106                                                PAGE 4 OF 12


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  Altairis Offshore
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [X]
                                                                   (b) [ ]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                          -0-
SHARES            -------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                          2,102,400
OWNED BY          -------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                          -0-
REPORTING         -------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                          2,102,400
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                          2,102,400
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [   ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                          1.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                          CO
------------------------------------------------------------------------------

Schedule 13G

CUSIP No. 602682106                                               PAGE 5 OF 12


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       Altairis Offshore Levered
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [X]
                                                                   (b) [ ]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                      Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                          -0-
SHARES            -------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                          3,740,290
OWNED BY          -------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                          -0-
REPORTING         -------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                          3,740,290
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                          3,740,290
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                          3.2%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                          CO
------------------------------------------------------------------------------

 Schedule 13G

CUSIP No. 602682106                                                PAGE 6 OF 12

ITEM 1(a).        NAME OF ISSUER:

                  Mindspeed Technologies Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4000 MacArthur Boulevard, East Tower
                  Newport Beach, California, 92660


ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

               (i) Altairis Investments, an Ontario, Canada limited partnership, with respect to the Shares (defined in item 2(d) below) reported in this Schedule 13G directly owned by it.

               (ii) Altairis Offshore, a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this Schedule 13G directly owned by it.

               (iii) Altairis Offshore Levered, a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this Schedule 13G directly owned by it.

               (iv) Polar Securities Inc. ("Polar Securities"), a company incorporated under the laws on Ontario, Canada, with respect to the Shares reported in this Schedule 13G directly owned by Altairis Investments, Altairis Offshore and Altairis Offshore Levered.

The citizenship of each of the Reporting Persons is set forth above.

The address of the principal business office of each of the Reporting Persons is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:  common stock (the "Shares")

ITEM 2(e).  CUSIP NUMBER:           602682106

Schedule 13G

CUSIP No. 602682106                                                PAGE 7 OF 12


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a)[ ] Broker or dealer registered under Section 15 of the Act;

               (b)[ ] Bank as defined in Section 3(a)(6) of the Act;

               (c)[ ] Insurance Company as defined in Section 3(a)(19) of the
                      Act;

               (d)[ ] Investment Company registered under Section 8 of the
                      Investment Company Act of 1940;

               (e)[ ] Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940: see Rule
                      13d-1(b)(1)(ii)(E);

               (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

               (g)[ ] Parent Holding Company, in accordance with Rule
                      13d-1(b)(ii)(G);

               (h)[ ] Savings Associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

               (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

               (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G

CUSIP No. 602682106                                                PAGE 8 OF 12

ITEM 4.   OWNERSHIP.

         Polar Securities Inc. serves as the investment manager to Altairis Investments, Altairis Offshore and Altairis Offshore Levered and a number of discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G.

         Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

         A.   Polar Securities

              (a) Amount beneficially owned: 6,277,946

              (b) Percent of class: 5.3% (all percentages herein are based on 117,664,900 Shares reported to be outstanding as of January 25, 2008 as reflected in the Form 10-Q filed by the Company on February 6, 2008).

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0 Shares.

                 (ii) shared power to vote or to direct the vote: 6,277,946
                      Shares.

                (iii) sole power to dispose or to direct the disposition of: 0
                      Shares.

                (iv)  shared power to dispose or to direct the disposition of:
                      6,277,946 Shares

         B.   Altairis Investments

              (a) Amount beneficially owned: 435,256

              (b) Percent of class: 0.4%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0 Shares.

                 (ii) shared power to vote or to direct the vote: 435,256
                      Shares.

                (iii) sole power to dispose or to direct the disposition of: 0
                      Shares.

                 (iv) shared power to dispose or to direct the disposition of:
                      435,256 Shares

Schedule 13G

CUSIP No. 602682106                                                PAGE 9 OF 12


         C.   Altairis Offshore

              (a) Amount beneficially owned: 2,102,400

              (b) Percent of class: 1.8%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0 Shares.

                 (ii) shared power to vote or to direct the vote: 2,102,400
                      Shares.

                (iii) sole power to dispose or to direct the disposition of: 0
                      Shares.

                 (iv) shared power to dispose or to direct the disposition of:
                      2,102,400 Shares

         D.   Altairis Offshore Levered

              (a) Amount beneficially owned: 3,742,290

              (b) Percent of class: 3.2%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0 Shares.

                 (ii) shared power to vote or to direct the vote: 3,742,290
                      Shares.

                (iii) sole power to dispose or to direct the disposition of: 0
                      Shares.

                 (iv) shared power to dispose or to direct the disposition of:
                      3,742,290 Shares

Schedule 13G

CUSIP No. 602682106                                               PAGE 10 OF 12


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G

CUSIP No. 602682106                                               PAGE 11 OF 12


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  April 28, 2008                   Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Investment Officer


                                         Altairis Investments
                                         By:  Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Investment Officer


                                         Altairis Offshore
                                         By:  Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Investment Officer


                                         Altairis Offshore Levered
                                         By:  Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Investment Officer

Schedule 13G

CUSIP No. 602682106                                               PAGE 12 OF 12


                                    EXHIBIT 1
                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  April 28, 2008                   Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Investment Officer


                                         Altairis Investments
                                         By:  Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Investment Officer


                                         Altairis Offshore
                                         By:  Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Investment Officer


                                         Altairis Offshore Levered
                                         By:  Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Investment Officer